Exhibit 16.1

June 6, 2016

Office of the Chief Accountant

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Dear Sir/Madam:

We have read Item 4.1 Changes in Registrants Certifying Accountant included in the Form 8-K dated June 6, 2016 of Royal Bakery Holdings, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements concerning our firm.

Very truly yours,

/s/ Cowan, Gunteski & Co., P.C.